EXHIBIT 2.2

VOTING AND SUPPORT AGREEMENT

VOTING AND SUPPORT AGREEMENT, dated as of June 12, 2006 (this “Agreement”), by and between Banco Bilbao Vizcaya Argentaria, S.A., a private-law entity organized under the laws of the Kingdom of Spain (“A”), and Paul S. Moxley (the “Shareholder”), solely in his individual capacity as beneficial owner of Shares (as defined below). Capitalized terms used but not defined herein shall have the meanings given to such terms in the Merger Agreement (as such term is defined below).

W I T N E S S E T H:

WHEREAS, Texas Regional Bancshares, Inc. (“Z”) and A are immediately after the execution and delivery of this Agreement, entering into an Agreement and Plan of Merger, dated the date hereof (the “Merger Agreement”), pursuant to which a wholly-owned subsidiary of A to be organized under the laws of the State of Texas (“B”) will merge with and into a subsidiary of Z (the “Merger”) and the holders of Z Common Stock will receive the cash consideration provided for therein;

WHEREAS, as of the date hereof, the Shareholder is an officer of Z and is the beneficial owner of the shares of Z Common Stock and options to purchase shares of Z Common Stock listed on the signature page hereto (the “Existing Shares” and, together with any shares of Z Common Stock, options to purchase shares of Z Common Stock or other voting capital stock of Z acquired by the Shareholder after the date hereof, the “Shares”); and

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

VOTING

1.1           Agreement to Vote. The Shareholder agrees that, from and after the date hereof and until the date on which this Agreement is terminated pursuant to Section 4.1, at the Z Meeting or any other meeting of the shareholders of Z, however called, or in connection with any written consent of the shareholders of Z, relating to any proposed action by the shareholders of Z with respect to the matters set forth in Section 1.1(b) below, the Shareholder shall:

(a)  appear at each such meeting or otherwise cause the Shares owned beneficially or of record by the Shareholder to be counted as present thereat for purposes of calculating a quorum; and

(b)  vote (or cause to be voted), in person or by proxy, or deliver a written consent (or cause a consent to be delivered) covering, all the Shares owned by the Shareholder, and any other voting securities of Z (whenever acquired), that are owned beneficially or of record by the Shareholder or as to which he has, directly or indirectly, the right to vote or direct the voting, (i) in favor of adoption of the Merger Agreement and any other action of Z’s shareholders requested in furtherance thereof and (ii) against any action or agreement submitted for approval of the shareholders of Z that would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of Z contained in the Merger Agreement or of the Shareholder contained in this Agreement; and (iii) against any Acquisition Proposal or any other action, agreement or transaction submitted for approval to the shareholders of Z that the Shareholder would reasonably expect is intended, or could reasonably be expected, to materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect the Merger or this Agreement; provided, however, that the parties acknowledge that this Agreement is entered into by the Shareholder solely in his capacity as beneficial owner of the Shares.

1.2           No Inconsistent Agreements. The Shareholder hereby covenants and agrees that, except for actions taken in furtherance of this Agreement, the Shareholder (a) has not entered, and shall not enter at any time while this Agreement remains in effect, into any voting agreement or voting trust with respect to the Shares owned beneficially or of record by the Shareholder and (b) has not granted, and shall not grant at any time while this Agreement remains in effect, a proxy, a consent or power of attorney with respect to the Shares owned beneficially or of record by the Shareholder.

1.3           Proxy. The Shareholder hereby grants to A a proxy to vote the Shares owned beneficially or of record by the Shareholder or over which the Shareholder has voting authority as indicated in Section 1.1 above (which proxy shall be limited to the matters set forth in Section 1.1). The Shareholder intends that such proxy will be irrevocable and coupled with an interest and the Shareholder will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy. Such proxy will expire automatically and without further action by the parties upon termination of this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

2.1           Representations and Warranties of the Shareholder. The Shareholder hereby represents and warrants to A as follows:

(a)  Authorization; Validity of Agreement; Necessary Action. This Agreement has been duly executed and delivered by the Shareholder and, assuming this Agreement constitutes a valid and binding obligation of A, constitutes a valid and binding obligation of the Shareholder, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and to general equity principles).

(b)  Ownership. As of the date hereof, the number of shares of Z Common Stock beneficially owned by the Shareholder is listed on the signature page hereof. The Existing Shares listed on the signature page hereof are, and any additional shares of Z Common Stock and any additional options to purchase shares of Z Common Stock acquired by the Shareholder after the date hereof and prior to the Effective Time will be, owned beneficially by the Shareholder. As of the date hereof, the Existing Shares listed on the signature page hereof constitute all of the shares of Z Common Stock held of record, beneficially owned by or for which voting power or disposition power is held or shared by the Shareholder or any of the Shareholder’s affiliates. The Shareholder has and, will have at all times through the Effective Time, sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth in Article I or Section 3.1 hereof, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Existing Shares and with respect to all of the Shares at the Effective Time, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement. The Shareholder has good title to the Existing Shares listed on the signature page hereof, free and clear of any Liens, except as set forth in Schedule A hereto and, except with respect to Existing Shares transferred in accordance with Section 3.1(a) hereof, the Shareholder will have good title to such Existing Shares and any additional shares of Z Common Stock and options to purchase shares of Z Common Stock acquired by the Shareholder after the date hereof and prior to the Effective Time, free and clear of any Liens, except as set forth in Schedule A hereto.

(c)  No Violation. The execution and delivery of this Agreement by the Shareholder does not, and the performance by the Shareholder of his obligations under this Agreement will not, (i) to his knowledge, conflict with or violate any law, ordinance or regulation of any Governmental Authority applicable to the Shareholder or by which any of his assets or properties is bound or (ii) conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of any Lien on the properties or assets of the Shareholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Shareholder is a party or by which the Shareholder or any of his assets or properties is bound, except for any of the foregoing as could not reasonably be expected, either individually or in the aggregate, to materially impair the ability of the Shareholder to perform his obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

ARTICLE III

OTHER COVENANTS

3.1           Further Agreements of Shareholder. (a)  The Shareholder hereby agrees, while this Agreement is in effect, and except as expressly contemplated hereby, not to sell, transfer, pledge, encumber, assign, distribute, gift or otherwise dispose of (collectively, a “Transfer”), except for (x) gifts that represent less than 5% of such Shareholder’s holdings of Z Common Stock, and (y) gifts that are made consistent in amounts and terms with past practices and as previously disclosed to A (in each case that are made after the Merger has been duly approved by the requisite vote of the shareholders of Z), or enforce or permit the execution of the provisions of any redemption, share purchase or sale, recapitalization or other agreement with Z or any other person with respect to, or enter into any contract, option or other arrangement or understanding with respect to any Transfer (whether by actual disposition or effective economic disposition due to hedging, cash settlement or otherwise) of, any of the Existing Shares, any additional shares of Z Common Stock and options to purchase shares of Z Common Stock acquired beneficially or of record by the Shareholder after the date hereof, or any interest therein.

(b)  In case of a stock dividend or distribution, or any change in Z Common Stock by reason of any stock dividend or distribution, split-up, recapitalization, combination, exchange of shares or the like, the term “Shares” shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Shares may be changed or exchanged or which are received in such transaction.

(c)  The Shareholder agrees, while this Agreement is in effect, to notify A promptly in writing of (i) the number of any additional shares of Z Common Stock, any additional options to purchase shares of Z Common Stock or other securities of Z acquired by the Shareholder, if any, after the date hereof, (ii) any rights of voting or disposition with respect to shares of Z Common Stock acquired after the date hereof and (iii) with respect to the subject matter contemplated by Section 3.1(d), any such inquiries or proposals which are received by, any such information which is requested from, or any such negotiations or discussions which are sought to be initiated or continued with, the Shareholder.

(d)  The Shareholder agrees, while this Agreement is in effect, except for the transactions with A contemplated by the Merger Agreement, not to, nor to permit any investment banker, financial adviser, attorney, accountant or other representative or agent of the Shareholder to, directly or indirectly, (i) initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal to acquire the Shares or (ii)

engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to any proposal to acquire the Shares, or otherwise facilitate any efforts or attempt to make or implement any proposal to acquire the Shares. For purposes of the preceding sentence, and for the avoidance of doubt, an acquisition of Z shall be deemed to be an acquisition of the Shares. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by an investment banker, financial advisor, attorney, accountant or other representative or agent of the Shareholder acting on behalf, at the request or under the authority of, or in concert with, such Shareholder, shall be deemed to be a violation of this Section 3.1(d) by the Shareholder.

(e)  The Shareholder agrees, while this Agreement is in effect, not to (i) take, agree or commit to take any action that would make any representation and warranty of the Shareholder, as applicable, contained in this Agreement inaccurate in any respect as of any time during the term of this Agreement or (ii) agree or commit to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time.

ARTICLE IV

MISCELLANEOUS

4.1           Termination. This Agreement shall terminate upon the earlier to occur of (a) the Effective Time and (b) the date and time of termination of the Merger Agreement by either or both of A and Z pursuant to Section 8.01 of the Merger Agreement. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, such termination shall not relieve any party from liability for any willful breach of this Agreement prior to such termination.

4.2           Further Assurances. From time to time, at the other party’s request and without further consideration, each party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.

4.3           No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in A any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the Shareholder, and A shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of Z or exercise any power or authority to direct the Shareholder in the voting of any of the Shares, except as otherwise provided herein.

4.4           Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or delivered by an overnight courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) If to A, to:

Banco Bilbao Vizcaya Argentaria, S.A.
Attention:	Gonzalo Toraño, Responsable Expansión Corporativa
(Corporate Expansion)
Pº de la Castellana 81, planta 18
28046 MADRID
SPAIN
Tel:	34 91 5378049
Fax:	34 91 374 5021

and to:

Banco Bilbao Vizcaya Argentaria, S.A.
Attention:	Eduardo Arbizu Lostao, Director de los Servicios Jurídicos
(General Counsel)
Pº de la Castellana 81, planta 25
28046 MADRID
SPAIN
Tel:	34 91 3744418
Fax:

with a copy to:

Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Attention:	H. Rodgin Cohen, Esq.
Donald J. Toumey, Esq.
Fax: (212) 558-3588

(b) if to the Shareholder, to the address listed next to his name on the signature page hereto.

4.5           Interpretation. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section references are to this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words

“without limitation.”  Whenever “knowledge” is used in this Agreement, it shall be deemed to mean the actual knowledge of the Shareholder. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

4.6           Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

4.7           Entire Agreement. This Agreement (together with the Merger Agreement, to the extent referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

4.8           Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to any applicable principles of conflicts of law.

4.9           Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

4.10         Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to seek specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties further agrees to waive any requirements for the securing or posting of any bond in connection with obtaining any such equitable relief.

4.11         Severability. Any term or provision of this Agreement that is determined by a court of competent jurisdiction to be invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, and if any provision of this Agreement is determined to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable, in all cases so long as neither the economic nor legal substance of the transactions contemplated hereby is affected in any manner materially adverse to any party or its shareholders or limited partners. Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

4.12         Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations of any party hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. This Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

IN WITNESS WHEREOF, the parties hereto have signed or have caused this Agreement to be signed by their respective officers or other authorized persons thereunto duly authorized as of the date first written above.

Banco Bilbao Vizcaya Argentaria, S.A.

By:   /s/ Gonzalo Toraño

Shareholder

/s/ Paul S. Moxley              _______
Paul S. Moxley

Number of Existing Shares: 136,552
Shares Subject to Options:    111,577

Address:
605 Xanthisma
McAllen, Texas  78504